Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Managers and Shareholders

of Osmotica Holdings S.C.Sp.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 (Registration Statement No. 333-   ) of our report dated May 9, 2018, except for Note 1 which is dated August 22, 2018, relating to the consolidated financial statements of Osmotica Holdings S.C.Sp. as of December 31, 2017 and 2016 and for each of the years then ended, which is contained in that Prospectus.  Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s restatement of the consolidated financial statements for the years ended December 31, 2017 and 2016.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Woodbridge, New Jersey

September 14, 2018